EXHIBIT 99.1

• Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION ANNOUNCES EXPLORATION SUCCESS AT BULLFROG AND PROVIDES FINANCIAL AND

OPERATIONAL UPDATE FOR SECOND QUARTER 2006

DENVER – (PR Newswire) – August 7, 2006 – Bill Barrett Corporation (NYSE: BBG) today reported that production for the second quarter ended June 30, 2006 was 12.2 billion cubic feet equivalent (Bcfe), an average of 134 million cubic feet equivalent per day (MMcfed), which represents a 42% increase from the second quarter of 2005. For the first six months of 2006, production totaled 25.3 Bcfe, representing a 49% increase over the first six months of 2005. Net of the effects of hedging, the average sales price realized in the second quarter of 2006 was $6.42 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $6.31 per Mcfe in the second quarter of 2005.

Discretionary cash flow (1), a non-GAAP measure defined below, was $51.6 million for the second quarter of 2006, compared to $34.7 million in the second quarter of 2005. For the first six months of 2006, discretionary cash flow (1) was $122.9 million, an 85% increase from the previous year period. Net income for the second quarter of 2006 was $8.2 million, compared to a net loss of $15.9 million in the second quarter of 2005. Net income for the first six months of 2006 was $30.3 million, compared to a net loss of $12.8 million in the previous year. Earnings per share were $0.19 in the second quarter of 2006, compared to a loss per share of $0.37 in the second quarter of 2005. Earnings per share were $0.70 for the first six months of 2006, compared to a loss per share of $0.30 in the first six months of 2005.

In the Wind River Basin, the Bullfrog 33-19 exploration well (93% working interest), which was drilled to 19,432 feet, was successfully completed in the Lakota formation. The well, an offset to the Bullfrog 14-18 Muddy discovery, tested at rates of 5 million cubic feet equivalent per day (MMcfed) (gross) after clean up from its fracture stimulation and currently is producing 4 MMcfed (gross). Based on log results, the Company has identified additional potential uphole in the Muddy and Frontier formations, both of which are behind pipe.

Fred Barrett, Chief Executive Officer and Chairman, commented, “We are extremely pleased with our recent performance. We established a new deep Lakota discovery at Bullfrog with the 33-19, closed a strategic acquisition, and achieved our production guidance despite curtailments. We look to carry this momentum through the rest of the year as we execute our development and exploration programs. The industry is facing challenges with recent short-term natural gas price volatility, but we feel we have positioned our portfolio of development and exploration projects for long term sustainable growth. Meanwhile, to ensure we maintain financial flexibility, we have added several hedges and streamlined our 2006 planned capital spending.”

Operations

The Company also reported that its production from the West Tavaputs area in the Uinta Basin has been curtailed over the past few months due to construction of gas processing facilities owned by a third party processor. The completion of these gas processing facilities was delayed from an expected in-service date of June 1, 2006 to August 15, 2006. Because Bill Barrett Corporation’s gas in this area is high in natural gas liquids, it does not meet the specifications of the interstate pipeline system and, therefore, cannot be transported at full capacity until processing facilities are completed by the third party processor. The Company estimates that nearly 0.5 Bcfe of Q2 2006 production was curtailed. The Company currently is producing approximately 29 MMcfed (gross) from the area. Prior to this curtailment in May, the Company produced at rates as high as 49 MMcfed (gross) in West Tavaputs.

In the second quarter of 2006, net capital expenditures totaled $178.1 million, which was comprised of $93.8 million for the acquisition of producing properties, undeveloped properties and land, $89.3 million for drilling, development and exploration of natural gas and oil properties, $0.6 million for geologic and geophysical costs, and $0.7 million for equipment and other expenditures, which was offset by $6.3 million received from industry partners pursuant to joint exploration agreements. The following table lists capital expenditures, wells spud, and production by basin for the second quarter of 2006.

	For the Quarter Ended June 30, 2006
Basin	Capital Expenditures (in millions)		Wells spud (gross)	Net production (MMcfed)
Piceance Basin	$40.6		19	38
Wind River Basin	4.2		1	29
Uinta Basin	33.4		13	39
Powder River Basin	85.4	*	33	21
Williston Basin	9.7		2	7
Other	4.8		—	0

Total	178.1		68	134

*	The capital expenditures for Powder River Basin include the $80.3 million acquisition cost for CH4 Corporation (net of working capital acquired), but exclude the associated non-cash deferred tax liability of $40.7 million that was recorded in connection with this acquisition.

The Company anticipates participating in the drilling of up to 416 gross wells for the full year 2006, including 259 coalbed methane (“CBM”) wells. The Company’s previously announced capital budget of $350 million is net of proceeds anticipated to be received from joint exploration partners and excludes the $80 million cash acquisition cost for CH4 Corporation. However, the Company currently estimates it will spend less than its capital budget as the Company continues its efforts to bring its capital budget in line with its operating cash flow.

The Company reiterates its previous guidance for 2006 production and certain expenses based on information available at the time of this release. Please see the forward-looking statements disclosure at the end of this release for more discussion of the inherent limitations of these forward-looking statements.

Year Ending December 31, 2006
Guidance:
Production:
Natural Gas Equivalent (Bcfe)	46.5 - 49.5
Operating Costs (in millions):
Lease operating expense	$27 - $29
Gathering and transportation expense	$16 - $18
General and administrative expense (excluding non-cash stock-based compensation)	$26 - $28

Operating and Drilling Update

Wind River Basin, Wyoming

Bullfrog/Cave Gulch – The Lakota formation was successfully completed in the Bullfrog 33-19. The Company believes that the Muddy and Frontier formations are prospective and are behind pipe. The Muddy formation, based on logs, does not appear to be as well developed as in the Bullfrog 14-18. This Lakota discovery and the Muddy discovery in the Bullfrog 14-18 help substantiate significant upside in a deep multi-formation program with at least 30 identified locations.

Cooper Reservoir (deep) – The Company is nearing a total depth of 16,265 feet in its exploratory test, the Cooper Deep #1 (50% working interest). Results of the well are expected to be released within 60 days. The Cooper Deep #1 is located approximately six miles southwest of the successful Bullfrog 33-19 and is also targeting the Frontier, Muddy, and Lakota formations.

Uinta Basin, Utah

Lake Canyon – Due to the success of the #1 DLB Wasatch discovery well, the Company plans to increase its program by drilling four Wasatch wells in the fourth quarter. The Company’s partner expects to drill six Green River formation wells this quarter.

West Tavaputs (deep) – The Company recently finished drilling the Peter’s Point 4-12D well. After reaching total depth of 15,542 feet but prior to completion, mechanical problems were encountered that have resulted in the loss of the lower portion of the hole where the target pay zones are located. Based on encouraging gas shows during drilling, the Company plans to plug back and then sidetrack and re-drill the lower portion of the hole. The Company expects it will be 30 to 45 days before it is able to commence completion operations.

West Tavaputs (shallow) – The Company has two rigs operating in the shallow program and has spud 17 of the 24 planned wells for 2006. The Company continues to be encouraged with the initial test rates from its 2006 drilling program. Upon completion of third party gas processing facilities and the installation of additional Company-owned compressors, the Company expects to have production capacity of 70 MMcfed (gross) by the beginning of the fourth quarter.

Piceance Basin, Colorado

The Company continues to be encouraged by its well performance and production growth in the Piceance. The Company produced nearly 60 MMcfed (gross) in July. The Company currently has two rigs operating in the area and expects to drill 62 wells (gross) this year, of which 45 have spud.

Powder River Basin, Wyoming

Mr. Barrett added, “We are excited about our Big George CBM portfolio, including the properties we recently acquired from CH4. The integration has gone smoothly, and we have been actively drilling in the Hartzog Draw area over the past few months. In fact, we have nearly completed this year’s drilling program there. In addition, we are actively drilling the Big George in the Palm Tree, Dead Horse, and Cat Creek areas. We are pleased that our planned divestiture allows us to focus our capital in the emerging Big George play to maximize our efficiencies and returns.”

The Company recently entered into a definitive purchase and sale agreement to sell certain CBM properties for $30.7 million, subject to standard closing adjustments. The transaction has an effective date of July 1, 2006 and an expected closing by the end of the third quarter. The Company estimates that the divested properties have proved reserves of 7 Bcfe and net production of 3 MMcfed. The properties, covering 17,000 net acres, are located in the northern edge of the basin and target Wyodak and other coal seams and were a portion of the properties included in the CH4 Corporation acquisition in May 2006.

Williston Basin, Montana and North Dakota

In Red Water, the McCrea 11-27H has had encouraging oil shows from the Bakken in parts of the wellbore, but has encountered water production that has restricted oil flow. The Company will continue to test the well and attempt to isolate the water source, which is believed to be a fault cut. In the Grand River area, the Bertsch Trust 44-19H well is testing. The well is producing formation water without oil shows, and testing is expected to continue over the next several months. In the Red Bank extension area, the Miller 44-19H continues to produce water without any oil shows and the Erickson 44-15H was plugged and abandoned. The Company recorded dry hole expense in the second quarter of $2.9 million for these two wells. In the Target development area, the Company has drilled two wells that currently are each testing at rates of approximately 75 Barrels of oil per day (Bopd).

Hedging

The Company recently added the following natural gas swap:

Index	Period	Volume	Price
CIG	9-10/2006	15,000 MMBtu/d	$6.52

The Company recently added the following oil and natural gas cashless collars:

Index	Period	Volume	Floor	Ceiling
CIG	2007	35,000 MMBtu/d	$6.75	$9.10
WTI	2007	200 Bopd	$70.00	$84.94
CIG	2008	35,000 MMBtu/d	$6.50	$10.00
WTI	2008	500 Bopd	$70.00	$80.15

As previously announced, a conference call to discuss second quarter results is scheduled for 4:30 p.m. EDT (3:30 p.m. CDT, 2:30 p.m. MDT) on Tuesday, August 8, 2006. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 3020881. Access to a live Internet broadcast will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” A telephonic replay will be available approximately two hours after the conference call and will continue to be available through Thursday, August 10, 2006. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 3020881. A webcast archive also will be made available approximately one hour after the conference call. The web archive can be accessed at www.billbarrettcorp.com until August 10, 2006.

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Form 10-K dated December 31, 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation

Selected Operating Highlights

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Production:
Natural gas (MMcf)	11,119	7,813	23,323	15,526
Oil (MBbls)	176	124	332	250
Combined volumes (MMcfe)	12,175	8,557	25,315	17,026
Daily combined volumes (MMcfe/d)	134	94	140	94
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$6.15	$6.20	$6.77	$6.04
Oil (per Bbl)	55.70	44.73	53.31	43.70
Combined (per Mcfe)	6.42	6.31	6.94	6.15
Average Costs (per Mcfe):
Lease operating expense	$0.61	$0.52	$0.56	$0.52
Gathering and transportation expense	0.33	0.34	0.32	0.33
Production tax expense	0.54	0.75	0.58	0.77
Depreciation, depletion and amortization	2.71	2.24	2.52	2.29
General and administrative (excluding stock-based compensation)	0.56	0.69	0.54	0.68

Bill Barrett Corporation

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands, except share and per share amounts)
Operating Revenues:
Oil and gas production	$78,213	$53,962	$175,711	$104,647
Other	4,407	487	4,674	1,708

Total operating revenues	82,620	$54,449	180,385	106,355
Operating Expenses:
Lease operating expense	7,371	4,413	14,193	8,894
Gathering and transportation expense	4,067	2,881	8,018	5,604
Production tax expense	6,525	6,419	14,779	13,029
Exploration expense	641	684	3,925	2,665
Impairment expense	—	36,343	—	36,343
Dry hole costs and abandonment expense	6,944	2,647	7,088	7,332
Depreciation, depletion and amortization	33,041	19,177	63,808	38,954
General and administrative	6,877	5,878	13,743	11,555
Non-cash stock-based compensation	1,539	778	3,167	1,478

Total operating expenses	67,005	79,220	128,721	125,854

Operating (Loss) Income	15,615	(24,771)	51,664	(19,499)
Other Income and Expense:
Interest and other income	580	502	1,238	1,041
Interest expense	(2,884)	(496)	(4,355)	(1,002)

Total other income and expense	(2,304)	6	(3,117)	39

Income (Loss) before Income Taxes	13,311	(24,765)	48,547	(19,460)
Provision for (Benefit from) Income Taxes	5,101	(8,894)	18,203	(6,643)

Net Income (Loss)	$8,210	$(15,871)	$30,344	$(12,817)

Net Income (Loss) Per Common Share Basic:	$0.19	$(0.37)	$0.70	$(0.30)

Net Income (Loss) Per Common Share Diluted:	$0.19	$(0.37)	$0.69	$(0.30)

Weighted Average Common Shares Outstanding, Basic	43,636,185	43,186,922	43,605,992	43,136,115
Weighted Average Common Shares Outstanding, Diluted	44,096,016	43,186,922	44,123,992	43,136,115

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

	As of June 30,
	2006	2005
	(in thousands)
Assets:
Cash and cash equivalents	$42,102	$35,699
Other current assets	52,089	37,528
Property and equipment, net	1,002,826	617,232
Other non-current assets	2,040	14,457

Total assets	$1,099,057	$704,916

Liabilities and Stockholders’ Equity:
Current liabilities	$104,484	$86,761
Note payable to bank	205,000	—
Other non current liabilities	100,142	21,274
Stockholders’ equity	689,431	596,881

Total liabilities and stockholders’ equity	$1,099,057	$704,916

Bill Barrett Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands)
Operating Activities:
Net Income (Loss)	$8,210	$(15,871)	$30,344	$(12,817)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	33,041	19,177	63,808	38,954
Impairment, dry hole costs and abandonment expense	6,944	38,990	7,088	43,675
Deferred income taxes	5,101	(8,894)	18,203	(6,643)
Stock compensation and other non-cash items	1,666	733	3,458	1,405
Amortization of deferred financing costs	105	281	334	563
Gain on disposal of properties	(4,137)	(371)	(4,276)	(1,465)
Change in operating assets and liabilities:
Accounts receivable	3,766	(869)	18,415	5,401
Prepayments and other assets	1,551	(872)	1,336	(370)
Accounts payable, accrued and other liabilities	4,339	(2,933)	(3,490)	(3,112)
Amounts payable to oil and gas property owners	(542)	(609)	(11,518)	1,476
Production taxes payable	4,140	4,202	6,568	7,606

Net cash provided by operating activities	64,184	32,964	130,270	74,673
Investing Activities:
Additions to oil and gas properties	(173,573)	(86,376)	(274,790)	(144,315)
Additions of furniture, equipment and other	(840)	(865)	(1,560)	(1,405)
Proceeds from sale of properties	6,045	1,052	6,863	6,580

Net cash used in investing activities	(168,368)	(86,189)	(269,487)	(139,140)
Financing Activities:
Proceeds from debt	117,000	—	128,000	—
Principal payments on debt	(6,495)	—	(15,495)	—
Proceeds from sale of common and preferred stock	1,259	141	1,652	290
Deferred financing costs and other	(400)	39	(1,120)	(50)

Net cash provided by financing activities	111,364	180	113,037	240

Decrease in Cash and Cash Equivalents	(7,180)	(53,045)	(26,180)	(64,227)
Beginning Cash and Cash Equivalents	34,922	88,744	68,282	99,926

Ending Cash and Cash Equivalents	$42,102	$35,699	$42,102	$35,699

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (1) from Net Income (Loss)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30
	2006	2005	2006	2005
	(in thousands)
Net Income (Loss)	$8,210	$(15,871)	$30,344	$(12,817)
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	33,041	19,177	63,808	38,954
Dry hole costs, abandon-ments, and impairment expense	6,944	38,990	7,088	43,675
Exploration expense	641	684	3,925	2,665
Deferred income taxes	5,101	(8,894)	18,203	(6,643)
Stock compensation and other non-cash items	1,666	733	3,458	1,405
Amortization of deferred financing costs	105	281	334	563
Gain on disposal of properties	(4,137)	(371)	(4,276)	(1,465)

Discretionary cash flow (1)	$51,571	$34,729	$122,884	$66,337
Shares outstanding (diluted)	44,096	43,187	44,123	43,136
Discretionary cash flow (1) per share	$1.17	$0.80	$2.79	$1.54

(1)	Discretionary cash flow is computed as net loss plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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